                           Offer to Purchase for Cash

                             All Outstanding Shares

                                       of

                      Series A Convertible Preferred Stock,

               Series B $1 Cumulative Convertible Preferred Stock

                                       and

                                  Common Stock
           (including the associated Preferred Stock Purchase Rights)

                                       of

                             Talley Industries, Inc.

                                       at

          $11.70 Net Per Share of Series A Convertible Preferred Stock,

 $16.00 Net Per Share of Series B $1 Cumulative Convertible Preferred Stock and

                      $12.00 Net Per Share of Common Stock

                                       by

                             Score Acquisition Corp.

                          a wholly owned subsidiary of

                        Carpenter Technology Corporation

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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON THURSDAY, OCTOBER 30, 1997, UNLESS THE OFFER IS EXTENDED.
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


                                                                 October 2, 1997

To Our Clients:

         Enclosed for your consideration are an Offer to Purchase dated October 2, 1997 (the "Offer to Purchase") and the related Letter of Transmittal relating to an offer by Score Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Carpenter Technology Corporation, a Delaware corporation (the "Parent"), to purchase all outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Shares"), Series B $1 Cumulative Convertible Preferred Stock ("Series B Preferred Shares" and, together with the Series A Preferred Shares, "Preferred Shares") and Common Stock, par value $1.00 per share ("Common Shares" and, together with the Preferred Shares, the "Shares"), of Talley Industries, Inc., a Delaware corporation (the "Company"), including, in the case of Common Shares, the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, as amended and restated on February 2, 1996 (the "Rights Agreement"), at a purchase price of $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Holders of Shares whose certificates for such Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary (as defined in the Offer to Purchase), or complete the procedures for book-entry transfer, if applicable, prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

         We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

         Please note the following:

         1. The Offer price is $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

         2. The board of directors of the Company has determined that the Offer and the Merger (as defined in the Offer to Purchase) are fair to, and in the best interests of, the Company's stockholders, has approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

         3. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully diluted basis. The Offer also is subject to certain other conditions, which are set forth in the Offer to Purchase.

         4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, October 30, 1997, unless the Offer is extended.

         5. The Offer is being made for all of the outstanding Shares.

         6. Tendering stockholders who hold Shares in their names will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent (as such terms are defined in the Offer to Purchase) or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, backup federal income tax withholding at a rate of 31% may be required, unless an exemption applies or unless the required taxpayer identification information is provided. See Instruction 10 of the Letter of Transmittal.

         7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in Section 3 to the Offer to Purchase) with respect to) such Shares, (b) the Letter of Transmittal (or a facsimile thereof, properly completed and duly executed with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment to all tendering stockholders may not be made at the same time, depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instructions form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

         The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal.

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer to holders of Shares in such jurisdiction.

         In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Instructions with Respect to the Offer to Purchase for Cash All Outstanding Shares of Series A Convertible Preferred Stock, Series B $1 Cumulative Convertible Preferred Stock and Common Stock (including the associated Preferred Stock Purchase Rights) of Talley Industries, Inc.

         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 2, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"), in connection with the Offer by Score Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Carpenter Technology Corporation, a Delaware corporation, to purchase all outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Shares"), Series B $1 Cumulative Convertible Preferred Stock ("Series B Preferred Shares" and together with the Series A Preferred Shares, "Preferred Shares") and Common Stock, par value $1.00 per share ("Common Shares" and together with the Preferred Shares, the "Shares"), of Talley Industries, Inc., a Delaware corporation (the "Company"), including the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, as amended and restated on February 2, 1996 (the "Rights Agreement"), at a purchase price of $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share, net to the seller in cash without interest thereon.

         This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

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Number of Shares Tendered:*_____________________________________________________

Account No:_____________________________________________________________________

Dated:__________________________________________________________________________

                                    SIGN HERE

Signature(s):___________________________________________________________________

Please type or print address(es):_______________________________________________

Area Code and Telephone Number:_________________________________________________

Taxpayer Identification or Social Security Number(s):___________________________

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     * Unless otherwise indicated, it will be assumed that all Shares and Rights held by us for your account are to be tendered.